NEWS RELEASE

COEUR CONFIRMS 2008 PRODUCTION GUIDANCE AND PROVIDES UPDATES

COEUR D’ALENE, Idaho – October 13, 2008 — Coeur d’Alene Mines Corporation (NYSE:CDE, TSX:CDM, ASX:CXC)  today provided updates on production activities at its San Bartolomé silver mine in Bolivia, construction activities at its Palmarejo silver and gold project in northern Mexico, and exploration and operational activities at its Cerro Bayo silver and gold mine in Chile.

Coeur confirmed its production guidance of approximately 13 million ounces of silver for 2008 and announced that, based on preliminary results for the third quarter of 2008, it expects lower revenue and a net loss in the quarter similar to the net loss reported in the prior quarter, reflecting lower silver prices and operational factors at San Bartolomé and Cerro Bayo.

The company also announced that it has completed a comprehensive companywide cost reduction review, an initial component of which was a recently enacted 50% reduction in the workforce at its Coeur Alaska subsidiary.  The complete details of this review and cost reduction plan will be discussed in greater detail when the Company reports its full third quarter results on October 31st.

San Bartolomé – Nearing Planned Production Rates

Coeur reported that production at its new San Bartolomé silver mine in Bolivia continues to ramp-up.  While costs have remained high due to start-up related issues, Coeur anticipates operating costs to decline as production levels continue to increase.

San Bartolomé has produced approximately 730,000 ounces year-to-date, with September production of nearly 390,000 ounces.  The mine is expected to produce nearly 700,000 ounces in October and approximately 3.2 million ounces in 2008.  Full production capacity is expected to be achieved in the fourth quarter and the 2009 production forecast remains 9.0 million ounces of silver.

The Company will provide a more detailed update and status report in conjunction with the release of its third quarter results.

Palmarejo – Project On-Schedule and On-Budget for 1Q Start-Up

Year-to-date, approximately $140 million of capital has been invested at Palmarejo, with increasing expenditures expected through the remainder of the year as construction activities continue to accelerate.

In its 2009 partial first year of production, Palmarejo is expected to produce 5.1 million contained silver ounces and 67,000 ounces of gold.  The 2010 projected production – solely from the Palmarejo deposit – is estimated to be 7.4 million ounces of silver and 92,000 ounces of gold.

The Company reported that the crusher, SAG mill and ball mills are all scheduled for completion in December.  Tank construction is expected to be completed next month, the on-site power station is well advanced, and construction of a water supply pipeline to site is also underway.  Construction activities on the tailings dam facilities have also commenced.

Underground primary development is ahead of schedule to connect the two main portals in mid-November, with approximately 500 meters remaining to breakthrough.  Surface activities remain on schedule.  Both mining shovels are meeting original design expectations with approximately 1.5 million tonnes of material being moved per month.  Grade control drilling in the open pit has commenced.  In addition, run-of-mine pad development is underway in order to accommodate stockpiling of ore, which is expected to begin later next month. Finally, current operational and technical personnel total 240, with training ongoing and hiring underway for the remainder of the workforce.

Coeur’s exploration program is currently focused on geotechnical and infill drilling in the Palmarejo deposit as well as expanding and upgrading the mineral resources at the nearby Guadalupe deposit.

The company is currently conducting engineering and economic studies of the exploration results and the new mineral resources at Guadalupe to evaluate conversion into proven and probable reserves when the Company reports year-end results.

Cerro Bayo – Early Exploration Success on New Target; Operations Entering New Areas

The Company has announced that it has intersected a new vein structure named Delia located near the existing processing facilities.  The vein is open on strike and at depth with an estimated length of approximately one kilometer, and attractive widths and grades in the initial drilling.  In addition, the Company’s exploration efforts continue to intersect numerous, narrow, very high-grade veins in the Coigues Este area.

As previously announced, mining operations at Cerro Bayo are transitioning away from the Marcela and Cascada veins and into the Dagny and Fabiola veins located at Coigues Este in an effort to reduce higher costs.  These two new mine areas are expected to be the mine’s primary sources of production throughout 2009 and 2010.  During this transition, particularly during the third quarter, costs will be high, but are expected to decline as tonnages from Dagny and Fabiola increase late in the fourth quarter and into 2009.

The Company will provide drill result information and a more detailed overview of operational results when it issues its third quarter results on October 31st.

Investor Contact
Karli Anderson
Director of Investor Relations
208-665-0345

John Blue
Director, Investor Relations Australia and Asia
011-612-8249-4543

Media Inquiries
Tony Ebersole
Director of Corporate Communications
208-665-0777

Cautionary Statement

This press release contains forward-looking statements within the meaning of securities legislation in the United States, Canada, and Australia, including statements regarding anticipated operating results. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the control of Coeur. Operating, exploration and financial data, and other statements in this presentation are based on information that Coeur believes is reasonable, but involve significant uncertainties affecting the business of Coeur, including, but not limited to, future gold and silver prices, exploration, development, production and financing costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, procurement delays, currency exchange rates, the completion and/or updating of mining feasibility studies, changes that could result from future acquisitions of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in filings made from time to time with the SEC, the Canadian securities regulators, and the Australian Securities Exchange, including, without limitation, Coeur’s reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.